Exhibit 99.1

Match Group Announces Pricing of Upsized Senior Notes Offering
DALLAS, TX, February 8, 2019—Match Group (NASDAQ: MTCH) announced today that it has agreed to sell $350 million aggregate principal amount of 5.625% senior notes due 2029 (the “Notes”) in an upsized private offering (the “Offering”). The Offering is expected to close on February 15, 2019.
Match Group intends to use the proceeds of the Offering to repay borrowings under its existing revolving credit facility, to pay expenses associated with the Offering, and for general corporate purposes.
The Offering is being made only to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in accordance with Regulation S under the Securities Act. The Notes will not be registered under the Securities Act and may not be offered or sold without registration unless an exemption from such registration is available.
This notice is issued pursuant to Rule 135c of the Securities Act and does not constitute an offer to sell the Notes, nor a solicitation for an offer to purchase the Notes.
About Match Group

Match Group (NASDAQ: MTCH) is a leading provider of dating products available in over 40 languages to our users all over the world through applications and websites we own and operate. We operate a portfolio of brands, including Tinder, Match, PlentyOfFish, Meetic, OkCupid, OurTime, Pairs, and Hinge, as well as a number of other brands, each designed to increase our users’ likelihood of finding a meaningful connection. Through our portfolio of trusted brands, we provide tailored products to meet the varying preferences of our users.
Forward-Looking Statements

This press release contains forward-looking statements regarding the future performance of Match Group, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, Match Group’s ability to consummate the Offering. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Match Group are contained in its filings with the SEC, including its reports on Forms 10-K, 10-Q and 8-K. Match Group undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Contacts:

Lance Barton
Match Group Investor Relations
(212) 314-7400